Exhibit 5.1

Campbell Mithun Tower

222 South Ninth Street, Suite 2000

Minneapolis, MN 55402-3338

Tel 612.607.7000  Fax 612.607.7100

www.foxrothschild.com

April 2, 2018

ReShape Lifesciences Inc.

1001 Calle Amanecer

San Clemente, CA

Re:     Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as counsel to ReShape Lifesciences Inc., a Delaware corporation (the “Company”), in connection with (i) a Registration Statement on Form S-3 (No. 333-216600), the prospectus included therein (the “Prospectus”) and the related prospectus supplement(s) (each, a “Prospectus Supplement”) (collectively, the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time for an aggregate initial offering price of up to $75,000,000 of (a) shares of its common stock, par value $0.01 per share (the “Common Stock”); (b) shares of its preferred stock, par value $0.01 per share (the “Preferred Stock”), (c) securities warrants (the “Warrants”) and (d) units consisting of any combination of Common Stock, Preferred Stock and Warrants, offered and sold together (the “Units”); and (ii) a second Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”) filed by the Company with the Commission pursuant to Rule 462(b) of the Securities Act, relating to the offer and sale by the Company of (a) shares of its Common Stock; (b) shares of its Preferred Stock; (c) Warrants and (d) Units for an aggregate offering price of up to $5,813,500. In connection with the filing of a Prospectus Supplement, the Company will offer and sell units (the “Offering Units”), consisting of one share of series D convertible preferred stock and warrants to purchase shares of Common Stock. The Offering Units will be sold pursuant to a securities purchase agreement to be entered into on or about the date hereof between the Company and the purchasers to be named therein (the “Purchase Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements and instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.              The shares of Preferred Stock, when issued and delivered against payment of the consideration therefor specified in the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.              The shares of Common Stock, when issued and delivered upon the valid exercise of the Warrants, will be validly issued, fully paid and non-assessable.

3.              When the Warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Purchase Agreement, such Warrants will constitute binding obligations of the Company.

4.              When the Units have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Purchase Agreement, such Units will constitute binding obligations of the Company.

In addition to the qualifications and limitations set forth above, the opinions expressed herein are subject to the following qualifications and limitations:

(a)         We express no opinion with respect to laws other than those of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)         To the extent that the opinions given above relate to the enforceability of any agreement or other document referred to herein, the opinions are subject to, and we give no opinion with respect to, the effect of applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.

(c)          We express no opinion as to the enforceability of (i) provisions relating to the availability of specific remedies or relief, including indemnification and contribution, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (ii) provisions that allow cumulative remedies, late charges or default interest, (iii) provisions stating that amendments, waivers or modifications may only be in writing, to the extent that an oral agreement or an implied agreement by course of conduct may be created that modifies such a provision or (iv) provisions relating to choice of law or forum.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion speaks only as of the date above written, and we hereby expressly disclaim any duty to update any of the statements made herein or to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP